Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Rich Tauberman / Susan Kenney
MWW Group
201-964-2408 / 201-964-2392
rtauberman@mww.com / skenney@mww.com

Linens ‘n Things Receives Final Court Approval for $700 Million DIP Financing

Company Remains on Track to Complete Chapter 11 Process in a Timely Manner

Clifton, NJ – June 2, 2008 – Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer operating as “Linens ‘n Things,” announced today that the United States Bankruptcy Court for the District of Delaware entered a final order approving the Company’s $700 million Debtor-in-Possession (DIP) financing by General Electric Capital Corporation. The approval, granted during a Wednesday, May 28 hearing before Judge Christopher Sontchi, provides LNT with access to the capital necessary to meet its ongoing obligations during the restructuring process.

The approval of the DIP facility ensures that LNT’s business and stores will continue to operate without interruption. Additionally, it allows for normalized relations with vendors in preparation for the busy back-to-school season.

“We are pleased with the Court’s approval of our financing as it is an important step in our restructuring efforts,” said Michael Gries, Chief Restructuring Officer and Interim CEO.  “It reinforces our commitment to the vendor community and to providing our guests with the assortment of merchandise and quality of service they have come to expect from Linens ’n Things.”

Linens ‘n Things filed to reorganize under Chapter 11 on May 2 in the United States Bankruptcy Court for the District of Delaware.  Interim approval of the DIP financing was granted on the same day.

As of the close of business on May 29, 2008, the Company had excess availability of $140.7 million under the DIP facility.  This amount reflects an increase of $44.1 million over the excess availability projected by the Company for the end of May in the DIP financing budget referred to in the order granting the interim approval of the DIP financing.

The Company also announced that approximately 83% of the dollar amount of all product orders from domestic vendors for May or June delivery have been or are being shipped on terms.

Linens ‘n Things, with 2007 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of

December 29, 2007, Linens ‘n Things operated 589 stores in 47 states and seven provinces across the United States and Canada. More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: the Company’s Chapter 11 bankruptcy filing; general economic conditions; changes in the retailing environment and consumer spending habits; relationships with vendors and the availability of merchandise; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; inclement weather and natural disasters; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.